NEWS RELEASE

CONTACTS:
                 Dr. Kshitij Mohan
                 Cytomedix, Inc.
                 (501) 258-2743

                 Gary S. Maier
                 Maier & Company, Inc.
                 (310) 442-9852

           CYTOMEDIX, INC. APPOINTS ADDITIONAL SENIOR HEALTH INDUSTRY
                             EXECUTIVE TO ITS BOARD

    -- Second Recent Appointment Further Enhances Company's Board and Efforts
                to Commercialize Chronic Wound Care Treatment --

      LITTLE ROCK, Arkansas - July 13, 2004 - Cytomedix, Inc. (OTCBB:CYME) today announced the appointment of David F. Drohan to its board of directors, filling a board vacancy.

      Drohan currently serves as senior vice president of Baxter Healthcare Corporation (NYSE: BAX) and president of Baxter's Medication Delivery business, a position he has held since May 2001. In this capacity he has direct general management responsibility for the development and worldwide marketing of intravenous products, drug-delivery and automated distribution systems, as wells as anesthesia, critical care and oncology products -- representing $4 billion in combined annual sales.

      He joined Baxter in 1965 as a territory manager in New York, and throughout the years has held a succession of senior positions. In 1983, he became vice president of sales for the Parenteral Division, and in 1987, was promoted to president of the Pharmacy Division. After serving as president of four of the seven business units within I.V. Systems, in May 1996, he assumed the position of president of I.V. Systems. In December 1996, he was named corporate vice president of Baxter Healthcare Corporation and in 1999, became president of I.V. Systems/Medical Products. Prior to joining Baxter, Drohan worked for Proctor & Gamble.

      "The addition of Mr. David Drohan today follows the recent appointment of Cardinal Health executive Mark T. McLoughlin and further highlights the importance we place on people with highly successful senior healthcare industry experience to support and enhance the commercialization of our AutoloGel(TM) System for the treatment of chronic wounds. Not only does Dave have a wealth of hands-on experience related to all aspects of a $4 billion annual sales portfolio of medical devices and drugs, but under his leadership the businesses have grown at very healthy rates over many years. His involvement with Cytomedix is a vote of confidence in the future of Cytomedix and in the potential of our Autologel(TM) technology. In addition, his counsel and close guidance on all aspects of our operations and strategy, his familiarity with and access to other medical device and drug industry senior leaders and his dexterity in developing strategic relationships will be valuable assets for Cytomedix. We are honored and grateful that he has agreed to join our board," said Dr. Kshitij Mohan, chief executive officer of Cytomedix.


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      "I am delighted to join Kshitij and his team in their efforts to bring this unique and elegant technology to patients worldwide to heal otherwise non-healing chronic wounds," Drohan said.

      He is a member of the St. Louis College of Pharmacy's board of trustees, chairman of the Lake County Economic Development Corporation and president of the board of the Riverside Foundation. He also serves on the Baxter Credit Union board and on the Founders board of Lake County Partners.

      He earned his bachelor's degree in industrial relations from Manhattan College, New York.

About Baxter International

      Baxter International Inc. (NYSE: BAX) is a global health-care company that, through its subsidiaries, assists health-care professionals and their patients with treatment of complex medical conditions including hemophilia, immune disorders, kidney disease, cancer, trauma and other conditions. With 2003 sales of $8.9 billion, and approximately 50,000 employees in more than 100 countries, Baxter applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients' lives.

About Cytomedix

      Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates. The current product offering is Autologel(TM), an autologous platelet gel composed of multiple growth factors and fibrin matrix, which is used to treat chronic wounds and supported by an extensive base of patents. The Company is working with healthcare providers to offer an advanced therapy at the point-of-care in multiple settings. It has commenced a well-controlled, FDA- approved clinical trial to seek a specific clinical indication for Autologel(TM) for the treatment of non-healing diabetic foot ulcers. Additional information is available at: http://www.cytomedix.com.


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Safe Harbor Statement

      Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, governmental regulation, acceptance by the medical community and competition. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc.

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